Exhibit 99.1

Press Release

Contacts:

John Woolford

Westwicke Partners, LLC

443-213-0506

john.woolford@westwickepartners.com

EXACT SCIENCES ANNOUNCES STRATEGIC TRANSACTION
WITH GENZYME INCLUDING INTELLECTUAL PROPERTY ASSET
PURCHASE AND EQUITY INVESTMENT

Assets Include Intellectual Property Related to Reproductive and Prenatal Health;

EXACT to Receive Total Cash Infusion of $24.5 Million

Marlborough, MA – (January 27, 2009) – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that the company has formed a strategic relationship with Genzyme Corp. (NASDAQ: GENZ) pursuant to which Genzyme has acquired certain intellectual property assets related to the fields of prenatal and reproductive health as well as three million shares of EXACT common stock.  Under the transaction, EXACT retained exclusive worldwide rights to its colorectal cancer screening and stool-based DNA testing intellectual property, and will receive a share of Genzyme’s sublicensing income derived from the purchased intellectual property outside the fields of prenatal and reproductive health.

Jeffrey R. Luber, EXACT’s President and Chief Executive Officer, said, “This strategic relationship with Genzyme is an important milestone in EXACT’s continued evolution and will serve as a solid platform for us to grow our oncology diagnostics business.  Genzyme is one of the world’s leading biotechnology companies and this transaction offers an ideal relationship for EXACT.  In addition to the substantial infusion of capital into EXACT, we believe that our ability to access Genzyme’s extensive development and regulatory expertise will facilitate our efforts toward the introduction of our next-generation platform for colorectal cancer screening.”

“This transaction will bring Genzyme intellectual property in support of our development of non-invasive prenatal testing and other advanced diagnostic testing services,” said Jon L. Hart, Senior Vice President and General Manager, Genzyme Genetics. “We have a responsibility to bring forward more advanced testing options for physicians and families and we are strongly committed to driving continued innovation in this field.  We are pleased to be shareholders in EXACT and believe that our relationship may facilitate their important mission to bring novel stool-based cancer diagnostics to the public.”

Terms of the Transaction

The transaction provides for EXACT to receive $24.5 million in cash in total.  At closing, EXACT received $16.65 million, with an additional $1.85 million to be received over the next 18 months, contingent upon the non-occurrence of certain events, in exchange for the sale and license of certain of EXACT’s intellectual property assets, including those relating to reproductive and prenatal health.  In addition, Genzyme purchased 3.0 million shares of EXACT common stock at $2.00 per share for an aggregate purchase price of $6.0 million. The per share purchase price represents a 127% premium to the 30-day average closing price of EXACT shares as of Market close on Monday, January 26th.

EXACT will retain rights to the technology for stool-based detection of any disease and stool or blood-based screening assays for colorectal cancer in patient samples.  Further, EXACT will receive exclusive rights in these fields to improvements to the purchased intellectual property that may be developed by Genzyme.  EXACT will also receive rights in these fields to improvements resulting from any joint developments between EXACT and Genzyme.

In addition, EXACT and Genzyme have amended their March 1999 license to provide EXACT with the additional rights necessary to distribute FDA approved kits for stool-based detection of disease and colorectal cancer screening based on the detection of APC and P53 mutations.  The license amendment as well as the ongoing assumption by Genzyme of certain patent costs will reduce EXACT’s cash outlays going forward.

The companies have also agreed to form a joint advisory committee to assist both parties in the achievement of product development goals related to the purchased IP and to assist EXACT with its regulatory goals.  Genzyme and EXACT’s joint advisory committee will consist of internal experts and outside advisors who are recognized leaders in the technological, clinical, and regulatory aspects of diagnostic testing who will advise both organizations on their product development objectives.  Finally, Genzyme has agreed to pay EXACT a double digit percentage of any sublicensing income that it receives outside the field of reproductive and prenatal health which utilize the intellectual property.

EXACT’s Strategic Plan

Going forward, EXACT plans to focus on the development of a Version 3 colorectal cancer screening test based on an improved DNA detection technology developed by Johns Hopkins University.  Previously, EXACT announced the published results from a proof of concept study using the BEAMing technology, an advanced form of digital PCR, in which stool and blood plasma were assessed in a head-to-head comparison for the detection of colorectal cancer (CRC).  Study results demonstrated 92 percent sensitivity for detecting CRC in stool samples.  These data were published in the August 2008 issue of Gastroenterology in a paper entitled “Analysis of Mutations in DNA Isolated from Plasma and Stool of Colorectal Cancer Patients.”  The newly expanded APC/P53 gene license with Genzyme to the key genetic markers used in the August BEAMing publication will facilitate the Company’s efforts to offer FDA-approved kits based on such a Version 3 technology.

EXACT intends to resume sample collection for a clinical trial aimed at securing FDA clearance or approval for a new Version 3 technology for non-invasive colorectal cancer screening.  The Company currently plans to design the trial based on its extensive discussions held with the FDA in mid 2008 and will seek input from Genzyme through the joint advisory committee.  EXACT intends to re-start the sample accrual process during the current fiscal quarter.  This should allow EXACT to submit an application for FDA approval in 2011, assuming its platform development and sample collection goals have been met prior to this date.  Achieving development goals more quickly may allow EXACT to pursue CLIA launch of a Version 3 test by early 2011, an opportunity the company plans to evaluate as part of its strategic plan.  The Company also intends to continue its evaluation of related technologies, resources, and relationships that can accelerate its overall progress and allow it to access adjacent opportunities such as aero-digestive cancer screening.

EXACT remains encouraged by the recent momentum in state-based mandates for coverage of sDNA testing following its inclusion in the March 2008 American Cancer Society guidelines recommendation.  The Company intends to continue its work with health insurers and other third party payors around the country to expand coverage.

Based on current expectations, EXACT believes that its cash resources should last into 2011, which would allow the Company to be opportunistic in seeking the further financing that will be needed to develop and launch a Version 3 test.  The Company is continuing to develop a detailed implementation plan for its Version 3 technology.

Management Update

In conjunction with the completion of this transaction, Jeffrey R. Luber, EXACT’s President and Chief Executive Officer, has announced his intention to work with the Board to find a new CEO with product and commercial development expertise directly aligned with EXACT’s next phase of growth.  To that end, the Board has set up a search committee to initiate the search process for a new Chief Executive Officer.  Mr. Luber intends to remain President and CEO until the appointment of his replacement.

Patrick J. Zenner, Chairman of the Board of Directors of EXACT, said, “We applaud Jeff for his many successes at EXACT, including leading us through inclusion in the American Cancer Society screening guidelines and this very successful strategic relationship with Genzyme.  Jeff has played a pivotal role, on so many levels, in putting in place a platform for EXACT’s future success, for which all of us on the Board are sincerely appreciative.”

“It remains a privilege to be part of a public health story as important as EXACT Sciences,” commented Mr. Luber.  “It is equally gratifying to work with such a dedicated and passionate team of board members and managers, all with the same goal in mind—decreasing mortality from colorectal cancer through the power of DNA.  I look forward to working with the Board through this important period of transition.”

Merriman Curhan Ford & Co. delivered an opinion to the board of Exact Sciences as to the fairness of the transaction.

Conference Call and Webcast

EXACT management will be hosting a conference call beginning at 8:30 am Eastern Time tomorrow, Wednesday, January 28, 2009, to discuss the Genzyme transaction. The dial-in number within the United States is 800-638-4817. The dial-in number for international callers is 617-614-3943. The participant passcode is 29573556.

A replay of the conference call will be available for one month, beginning at approximately 11:30 am Eastern Time Wednesday, January 28, 2009 until February 28, 2009. The dial-in number from within the United States is 888-286-8010. The dial-in number for international callers is 617-801-6888. The participant passcode is 80815079

The conference call will also be webcast and can be accessed from the company’s website at www.exactsciences.com. The webcast will be available for one month.

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop patient-friendly screening technologies for use in the detection of cancer.  EXACT maintains an exclusive license agreement in the United States and Canada with Laboratory Corporation of America® Holdings (LabCorp®) for certain intellectual property relating to stool-based DNA screening.  Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology.    EXACT Sciences is based in Marlborough, Mass.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Risk Factors and Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning management’s forecast of financial performance, including available cash and cash savings, the development of EXACT’s Version 3 technology and filing of an application for clearance or approval with the FDA, the hiring of a new Chief Executive Officer, the success of EXACT’s strategic relationship with Genzyme, and similar matters. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, EXACT Sciences’ ability to secure FDA approval or clearance for any of its products; changes in FDA guidance or policy; the success of EXACT’s strategic relationship with Genzyme; the risks of litigation; the ability to attract prospective collaborators or other parties to enter into a collaboration, acquisition or other strategic transaction with EXACT; the ability to raise additional capital on acceptable terms; the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; sufficient investment in the sales and marketing of EXACT Sciences’ technologies; the success of its strategic relationship with LabCorp; EXACT Sciences’ ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance its technologies; the ability of EXACT Sciences or LabCorp to lower the cost of stool-based DNA screening technologies through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; and the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

ADDITIONAL INFORMATION

On January 27, 2009, Sequenom, Inc. commenced an unsolicited exchange offer to acquire all of the outstanding shares of common stock of EXACT in a stock-for-stock transaction.  This communication is not a recommendation on how any stockholder should act with respect to any such exchange offer.  Sequenom has filed a Schedule TO and a registration statement on Form S-4 with the Securities and Exchange Commission to register the Sequenom shares to be issued in such exchange offer.  Unless the exchange offer is terminated, EXACT will file a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission with respect to the exchange offer.  EXACT stockholders are strongly advised to read those documents, as well as any amendments or supplements to those documents, because they will contain important information that should be read carefully and considered before any decision is made with respect to any such exchange offer.  Investors and security holders may obtain a free copy of the registration statement and the solicitation/recommendation statement (when and if available) and other relevant documents at the Commission’s Internet web site at www.sec.gov.  The solicitation/recommendation statement (when and if available) may also be obtained free of charge from EXACT by directing such request to: Investor Relations, EXACT Sciences, 100 Marlborough, MA 01752.